SECURITITES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20594


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934

                                 March 18, 1998
                Date of Report (Date of earliest event reported)


                       UNITED STATES AIRCRAFT CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


         0-9974                                          95-3518487
(Commission File Number)                       (IRS Employer Identification No.)

3121 E. Greenway Rd. #201, Phoenix, AZ                      85032
(Address of principal executive offices)                  (Zip Code)


                                 (602) 765-0500
               Registrant's telephone number, including area code


         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS

On June 30, 1998, the Board of Directors of United States Aircraft Corporation, the Registrant, ("USAC") agreed to an Exchange Agreement with Neo Vision, Inc. ("Neo Vision") pursuant to which USAC was to acquire all of the outstanding shares of Neo Vision in exchange for shares of USAC. In approving the Exchange Agreement, the USAC Board considered, among other things, Neo Vision's projected growth potential, the quality of its existing locations, its management depth, and the ability to attract capital to the Neo Vision concept.

The USAC Board, at June 30, 1998, believed the superior potential growth of Neo Vision, compared to USAC's then-current lines of business, justified an exchange ratio where the Neo Vision shareholders would have an approximate 80% ownership in USAC when the exchange was completed. Because USAC did not have sufficient authorized shares, the Exchange Agreement provided for the issuance of an initial 2,000,000 shares of USAC Class A Common Stock at closing, and the issuance of additional shares to bring their Neo Vision shareholders' interest to 80% after authorization of additional shares at a special USAC stockholders meeting. A preliminary proxy for the special stockholders meeting that was originally scheduled for September 24, 1998, was filed with the Securities and Exchange Commission (the "SEC") in August 1998, and contained a recommendation to the stockholders to vote for the amendments to the Certificate of Incorporation of USAC that would allow the issuance of the additional shares in the form of a new class of Common Stock ("New Common Stock"). USAC filed its most recent amendments to the proxy statement with the SEC on February 16, 1999, and received the most recent comment letter from the SEC on March 4, 1999. This proxy statement is publicly filed at the SEC's EDGAR Web site at http://www.sec.gov and provides a detailed description of the background and reasons for the terms of the proposed exchange as set forth in the Exchange Agreement.

Subsequent to the most recent proxy statement being filed with the SEC, USAC's management became concerned as to whether the reasons for recommending the original exchange ratio continued to be justified. On March 8, 1999, a special meeting of the Board of Directors of USAC was held to review the current status of the proxy for the special stockholders meeting and to make a current evaluation of the Neo Vision acquisition. The Board meeting was adjourned to allow management and the Board to further evaluate the Neo Vision transaction.

As a result of the further evaluation, the USAC Board of Directors has determined that a current evaluation of the original factors listed above does not justify an 80% ownership of USAC for the former Neo Vision shareholders. Accordingly, the USAC Board of Directors has concluded that they can no longer recommend a vote to amend and restate the Company's Certificate of Incorporation so as to authorize the New Common Stock to allow the completion of the exchange based on the proposed exchange ratio. Further, Harry V. Eastlick has announced that based on his current evaluation of the proposed exchange ratio, he would not vote to amend and restate the Company's Certificate of Incorporation so as to authorize the New Common Stock, which would defeat the proposal. The refiling of the proxy in response to the most recent SEC comments is therefore unnecessary.

Section 5 of the June 30,  1998  Exchange  Agreement  provides  the  "Rights  of
Sellers to Rescind" if, " The stockholders of Buyer do not approve the New Common Stock ". Accordingly, as a result of the non-approval of the New Common Stock, each of the six former Neo Vision shareholders have a right to elect to rescind the Exchange Agreement. An election notice and form was provided to the former Neo Vision shareholders on March 18, 1999 with the election to be made by them no later than March 31, 1999 as to whether they elect to rescind the Exchange Agreement.

If all of the shareholders elect to rescind they will return their 2,000,000 shares of USAC Class A Common Stock and USAC would be obligated to return to them the 6,250,000 shares of Neo Vision Common Stock it acquired from them pursuant to the Exchange Agreement. If all of the former Neo Vision shareholders elect not to rescind, they would continue to own the 2,000,000 shares of USAC Class A Common Stock and they would not receive any additional shares of USAC Common Stock for the 6,250,000 shares of Neo Vision Common Stock they transferred to USAC under the June 30 , 1998 Exchange Agreement. USAC would continue to own those shares representing 100% of the Neo Vision outstanding shares. Depending on the election of each Neo Vision shareholders, USAC's ownership could range from no interest in Neo Vision to continued 100% ownership or a minority ownership interest or a majority ownership interest.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     United States Aircraft Corporation
                                               (Registrant)


Date 3/26/99                         By: /s/ Harry V. Eastlick
                                         -------------------------------------
                                         Harry V. Eastlick, Executive Vice
                                         President and Chief Financial Officer